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                                                                  Exhibit 2.09

AGREEMENT

between

TOP COPY CC
("Seller")

and

COLORSMART.COM INC.
("Purchaser")

WHEREAS the agreement entered into for the sale of the business of the Seller to the Purchaser and concluded on 20 May 1999 (the "Sale of Business Agreement") has lapsed due to the non-fulfilment of the condition precedent contained in clause 2.3 thereof, the Parties wish to reinstate the Sale of Business Agreement and effect certain amendments so as to accommodate the Purchaser's delays.

NOW THEREFORE THE PARTIES AGREE:

1.   REINSTATEMENT OF SALE OF BUSINESS AGREEMENT

     The parties agree that the Sale of Business Agreement is hereby reinstated with full force and effect from date of signature hereof save that, and subject to, the terms of this agreement which hereby amend, where applicable, the Sale of Business Agreement.

2.   INTEREST ON PURCHASE PRICE

     The parties hereby agree that interest shall be payable on the full amount of the purchase price at a rate of 6.5% (six and a half per centum) per annum, calculated daily, from 25 August 1999 to the date of payment of the full amount of the purchase price, and such interest shall be paid together with the purchase price.

3.   CHANGE OF EFFECTIVE DATE AND IMPLEMENTATION DATE

     The parties hereby amend the Sale of Business Agreement as follows:

     3.1 The definition of "effective date" in clause 1.2.5 is amended to read "means the close of business on 31 January 2000".

     3.2 The definition of "implementation date" in clause 1.2.6 is amended to read "means close of business on 31 January 2000".
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4.   COUNTERPARTS

     This agreement may be entered into any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

5.   GENERAL

     No waiver, indulgence, leniency or extension of time which a party (the "Grantor") may grant or show to the other, will in any way prejudice the Grantor or preclude the Grantor from exercising any of his rights in the future and no variation of, or addition or agreed cancellation to this agreement shall be of any force or effect unless it is reduced to writing and signed by or on behalf of the parties.


SIGNED on behalf of Top Copy CC at CAPE TOWN on the 14th of October 1999 in the presence of the undersigned witnesses:

AS WITNESSES:

1. /s/ ILLEGIBLE                        for: Top Copy CC
   --------------------------------

2. /s/ ILLEGIBLE                        /s/ ILLEGIBLE
   --------------------------------     ---------------------------------------
                                        Member, who warrants that he is duly
                                        authorised


SIGNED on behalf of Colorsmart.Com Inc. at Madison, TN on the 14th of October 1999 in the presence of the undersigned witnesses:

AS WITNESSES:

1. /s/ ILLEGIBLE                        for: Colorsmart.Com Inc.
   --------------------------------

2. /s/ ILLEGIBLE                        /s/ ILLEGIBLE/Chairman
   --------------------------------     ---------------------------------------
                                        Director, who warrants that he is duly
                                        authorised
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                        [Stonehouse Graphics letterhead]

                                                                 13 October 1999

Colorsmart.com, Inc
Fax 021 461 2287

Attention Reg Burrows.

We are prepared to extend the date of our agreement to January 2000.

All financials will then run to that date and be subject to an audit.

Kind regards,

/s/ Nolan Weight

Nolan Weight.